Exhibit 23.5

CONSENT OF DANIELSON CAPITAL, LLC.

        We hereby consent to the use of our firm's name in the Form S-4 Registration Statement of First Perry Bancorp, Inc. ("First Perry") relating to the registration of shares of First Perry common stock to be issued in connection with the proposed acquisition of HNB Bancorp, Inc. We also consent to the inclusion of our opinion letter dated June 18, 2008 as an Appendix to the Proxy Statement-Prospectus included as part of the Form S-4 Registration Statement as amended, and to the references to our opinion included in the Proxy Statement-Prospectus.

DANIELSON CAPITAL, LLC
By:	/s/ DAVID G. DANIELSON David G. Danielson President

Date: September 11, 2008